                                                            EXHIBIT 12.1

                          COMPUTATION OF RATIOS (1)
                      Ratio of Earnings to Fixed Charges
                   Ratio of Adjusted Earnings to Fixed Charges



                                                                                   SIX MONTHS
                                                                                      ENDED
                                               YEAR ENDED DECEMBER 31,              JUNE 30,
                                    ---------------------------------------------  -----------
                                      1993      1994      1995     1996     1997      1998
                                    -------   -------   -------  -------  -------  -----------
Earnings:
Income before income taxes          $ 6,994   $10,088   $24,246  $41,476  $21,062  $ 29,811
Fixed charges                         4,639     8,925     9,223    7,967   18,270    11,564
                                    -------   -------   -------  -------  -------  --------
 Total Earnings (2)                 $11,633   $19,013   $33,469  $49,443  $39,332  $ 41,375
                                    -------   -------   -------  -------  -------  --------
                                    -------   -------   -------  -------  -------  --------
Adjusted Earnings:
Income before income taxes          $ 6,994   $10,088   $24,246  $41,476  $21,062  $ 29,811
Fixed charges                         4,639     8,925     9,223    7,967   18,270    11,564
Nonrecurring charges                     --        --       898      964   38,625    12,600
                                    -------   -------   -------  -------  -------  --------
 Total Adjusted Earnings (3)        $11,633   $19,013   $34,367  $50,407  $77,957  $ 53,975
                                    -------   -------   -------  -------  -------  --------
                                    -------   -------   -------  -------  -------  --------
Fixed Charges:
Interest expense                    $ 1,989   $ 6,151   $ 5,499  $ 3,741  $12,667  $  8,470
Interest portion of rent expense      2,650     2,774     3,724    4,226    5,603     3,094
                                    -------   -------   -------  -------  -------  --------
 Total Fixed Charges                $ 4,639   $ 8,925   $ 9,223  $ 7,967  $18,270  $ 11,564
                                    -------   -------   -------  -------  -------  --------
                                    -------   -------   -------  -------  -------  --------

Ratio of earnings to fixed charges      2.5       2.1       3.6      6.2      2.2       3.6
                                    -------   -------   -------  -------  -------  --------
                                    -------   -------   -------  -------  -------  --------
Ratio of adjusted earnings to
 fixed charges                          2.5       2.1       3.7      6.3      4.3       4.7
                                    -------   -------   -------  -------  -------  --------
                                    -------   -------   -------  -------  -------  --------


(1) The ratio of earnings to fixed charges and the ratio of adjusted earnings to fixed charges for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and for the six months ended June 30, 1998 have been restated to reflect the acquisition of PPS in accordance with Accounting Principles Board Opinion No. 16.



(2) Sum of net earnings before provisions for income taxes and fixed charges.

(3) Sum of net earnings before nonrecurring charges, provisions for income taxes and fixed charges.